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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our report dated April 13, 1999, relating to the financial statements and financial highlights appearing in the February 28, 1999 Annual Report to Shareholders of Anchor Pathway Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "General Information-Independent Accountants and Legal Counsel" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
June 10, 1999